Exhibit 99.1

	1720 North First Street San Jose, CA 95112-4598	April 25, 2019 for immediate release

Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

RESULTS FOR THE FIRST QUARTER 2019

SAN JOSE, CA  —  California Water Service Group (NYSE: CWT) today announced a net loss of $7.6 million or $0.16 net loss per diluted common share for the first quarter of 2019, compared to a net loss of $0.8 million or $0.02 loss per diluted common share for the first quarter of 2018.

The $6.8 million increase in net loss was primarily due to increases in operating expenses which were not fully offset by rate increases and a reduction in accrued unbilled revenue driven by weather. These were partially offset by an increase in unrealized gain on certain benefit plan investments.

The significant increases in operating expenses in the first quarter compared to the same period last year were:  $1.9 million in employee wages, $1.7 million in depreciation and amortization, $1.0 million in maintenance expense, $1.0 million in outside services, $0.6 million in property taxes, and $1.5 million in net interest expenses.  These operating expense increases were partially offset by $4.0 million in rate increases and a $0.6 million increase in allowance for equity funds used during construction. The divergence between operating expense increases and rate relief in the first quarter is partially related to the Company’s tiered rate structure in California, which focuses operating revenue increases into the high-usage summer months while operating expense increases are distributed more evenly throughout the year.

Additionally, certain factors outside the Company’s immediate control significantly increased the net loss, including a $7.1 million reduction in accrued unbilled revenue, which was partially offset by a $3.4 million increase in unrealized gain on certain benefit plan investments.

According to President and Chief Executive Officer Martin A. Kropelnicki, wet weather affected results in the typically lower-revenue and lower-rate-relief quarter.

“The extended wintry conditions throughout California affected results for the first quarter,” he said.  “The near-record amount of rainfall in our service territories throughout the quarter resulted in much lower demand and slowed our infrastructure improvement program.”

Additional Financial Results for the First Quarter of 2019

Total revenue decreased 6.3% to $126.1 million in the first quarter of 2019 compared to $134.6 million in the first quarter of 2018.  The decrease in revenue was mostly due to a $7.1 million decrease in accrued unbilled revenue, balancing account adjustments which reduced revenue $3.7 million, and deferred revenue adjustments which reduced revenue $2.3 million.  These reductions were partially offset by rate increases of $5.1 million, $1.1 million of which was related to increased wholesale water rates.

Total operating expenses increased $0.9 million, or 0.7%, to $125.6 million in the first quarter of 2019 compared to $124.7 million in the first quarter of 2018.

Water production expenses decreased $2.0 million, or 4.2%, to $45.6 million in the first quarter of 2019 compared to $47.6 million in the first quarter of 2018, primarily due to decreases in customer usage.  As designed, the California revenue decoupling mechanisms record a decrease to revenue equal to the decrease in California water production costs relative to adopted water production costs.

Administrative and general and other operations expenses increased $3.0 million to $46.9 million in the first quarter of 2019, primarily due to increases of $1.9 million in employee wages, $1.3 million in conservation program costs, $1.0 million of outside services, and $0.9 million of health care which were partially offset by a reduction of $1.9 million for deferral of costs associated with deferred revenue and $0.8 million decrease in employee pension benefit and retiree medical costs.  Changes in employee pension benefits, employee and retiree medical costs, and water conservation program costs for regulated California operations generally do not affect earnings, as the Company is allowed by the CPUC to record these costs in balancing accounts for future recovery, creating a corresponding change to revenue.

Maintenance expenses increased $1.0 million, or 18.7%, to $6.5 million in the first quarter of 2018, due to an increased costs for repairs of transmission and distribution mains and services.

Income tax benefit increased $3.3 million due to an increase in pre-tax loss from operations.  The Company’s estimated combined effective income tax rate for 2019 is 22 percent.

Depreciation and amortization expense increased $1.7 million, to $22.4 million, in the first quarter of 2019, as compared to $20.7 million in the first quarter of 2018, due to utility plant investments through 2018.

Net other income, net of income tax benefits, increased $4.0 million in 2019, mostly due to a $3.4 million increase in unrealized gain on certain benefit plan investments, a $1.3 million decrease in nonservice pension costs, and a $0.6 million increase in allowance for equity funds used during construction.

Company-funded and developer-funded capital expenditures for the first quarter of 2019 were $59.9 million, a decrease of $10.8 million, or 15.3%, compared to $70.7 million in the first quarter of 2018.  The decrease in utility plant investment was due to construction delays caused by wetter than normal weather.

The under-collected net receivable balance in the Water Revenue Adjustment Mechanism (WRAM) and Modified Cost Balancing Account (MCBA) was $60.8 million as of March 31, 2019, an increase of 8.4%, or $4.7 million, from the balance of $56.1 million as of December 31, 2018.

Regulatory Update

In April of 2019, Cal Water submitted advice letters to the CPUC to true up the under-collections in the 2018 annual WRAMs and MCBAs of its regulated districts. A net under-collection of $29.2 million is being recovered from customers in the form of 12, 18, and greater-than-18-month surcharges. The new rates became effective April 15, 2019. This surcharge, in some cases, is in addition to surcharges and surcredits authorized in prior years which have not yet expired. Collections from customers reduce the WRAM receivable balance on the balance sheet.

Other Information

All stockholders and interested investors are invited to listen to the first quarter 2019 conference call on April 25, 2019 at 8:00 a.m. PT (11:00 a.m. ET) by dialing 1-833-832-5130 or 1-509-844-0151 and keying in ID # 7361176.  A replay of the call will be available from 11:00 a.m. PT (2:00 p.m. ET) on April 25, 2019 through June 25, 2019, at 1-855-859-2056 or 1-404-537-3406, ID# 7361176.  The replay will also be available under the investor relations tab at www.calwatergroup.com.  Prior to the call, Cal Water will post a slide presentation on its website.  The presentation can be found at www.calwatergroup.com/docs/2019q1slides.pdf after 6:00 a.m. PT. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki, Vice President and Chief Financial Officer Thomas F. Smegal III, and Vice President and Corporate Controller David B. Healey.

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services. Together, these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief and other actions; increased risk of inverse condemnation losses as a result of climate conditions; inability to renew leases to operate water systems owned by others on beneficial terms; changes in California State Water Resources Control Board water quality requirements; changes in environmental compliance and water quality requirements; electric power interruptions; housing and customer growth index; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management framework to identify or address risks adequately; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on current or future debt that could increase financing costs or affect the ability to borrow, make payments on debt, or pay dividends; changes in customer water use patterns and the effects of conservation; the impact weather, climate, natural disasters, and diseases on water quality, water availability, water sales and operating results, and the adequacy of our emergency preparedness; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	March 31	December 31
(In thousands, except per share data)	2019	2018
ASSETS
Utility plant:
Utility plant	$3,281,149	$3,229,446
Less accumulated depreciation and amortization	(1,021,590)	(996,723)
Net utility plant	2,259,559	2,232,723
Current assets:
Cash and cash equivalents	60,234	47,176
Receivables:
Customers	27,552	30,037
Regulatory balancing accounts	37,130	42,394
Other	19,460	17,101
Unbilled revenue	24,675	33,427
Materials and supplies at weighted average cost	6,444	6,586
Taxes, prepaid expenses, and other assets	17,230	11,981
Total current assets	192,725	188,702
Other assets:
Regulatory assets	366,921	353,569
Goodwill	2,615	2,615
Other assets	78,842	60,095
Total other assets	448,378	416,279
TOTAL ASSETS	$2,900,662	$2,837,704

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value; 68,000 shares authorized, 48,134 and 48,065 outstanding in 2019 and 2018, respectively	$481	$481
Additional paid-in capital	338,728	337,623
Retained earnings	374,920	392,053
Total common stockholders’ equity	714,129	730,157

Long-term debt, net	710,602	710,027
Total capitalization	1,424,731	1,440,184
Current liabilities:
Current maturities of long-term debt, net	105,010	104,911
Short-term borrowings	125,100	65,100
Accounts payable	83,280	95,580
Regulatory balancing accounts	19,984	12,213
Accrued interest	12,181	5,674
Accrued expenses and other liabilities	38,488	37,688
Total current liabilities	384,043	321,166
Unamortized investment tax credits	1,649	1,649
Deferred income taxes	211,382	213,033
Pension and postretirement benefits other than pensions	200,953	193,538
Regulatory liability and other	264,555	256,522
Advances for construction	186,877	186,342
Contributions in aid of construction	226,472	225,270
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$2,900,662	$2,837,704

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	March 31,	March 31,
For the Three Months ended:	2019	2018

Operating revenue	$126,111	$134,553
Operating expenses:
Operations:
Water production costs	45,592	47,606
Administrative and general	29,097	26,319
Other operations	17,821	17,640
Maintenance	6,455	5,439
Depreciation and amortization	22,368	20,715
Income tax (benefit) expense	(2,991)	294
Property and other taxes	7,293	6,704
Total operating expenses	125,635	124,717
Net operating income	476	9,836
Other income and expenses:
Non-regulated revenue	4,901	4,419
Non-regulated expenses	(2,219)	(5,437)
Other components of net periodic benefit cost	(1,259)	(2,546)
Allowance for equity funds used during construction	1,533	911
Income tax (expense) benefit on other income and expenses	(828)	758
Net other income (loss)	2,128	(1,895)
Interest expense:
Interest expense	11,075	9,198
Allowance for borrowed funds used during construction	(831)	(495)
Net interest expense	10,244	8,703
Net loss	$(7,640)	$(762)
Loss per share
Basic	$(0.16)	$(0.02)
Diluted	$(0.16)	$(0.02)
Weighted average shares outstanding
Basic	48,086	48,030
Diluted	48,086	48,030
Dividends per share of common stock	$0.1975	$0.1875